Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 18, 2013 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of September 30, 2013, of $29.4 million, a decrease of approximately $0.8 million since June 30, 2013. Net assets per share decreased to $2.78 as of September 30, 2013 from $2.86 as of June 30, 2013. Comparative data is summarized below (in thousands, except per share amounts):

As of the Quarter Ended	9/30/2013	6/30/2013	3/31/2013	12/31/2012	9/30/2012
Net assets	$29,373	$30,167	$31,416	$32,875	$31,664
Shares outstanding	10,562	10,562	10,562	10,562	10,562
Net assets per share	$2.78	$2.86	$2.97	$3.11	$3.00

Changes in the fair values of the Fund’s portfolio holdings largely consisted of the following:

•	Equus Energy, LLC (“Equus Energy”). Organized in November 2011, the Fund established Equus Energy as a wholly-owned subsidiary to be used as a platform for energy-related investments, with particular emphasis on oil and gas enterprises. The Fund initially invested $250,000 into Equus Energy in December 2011, and invested an additional $6.8 million in December 2011, primarily to fund the purchase of various working interests, which are presently derived from 129 producing and non-producing oil and gas wells, including associated development rights of approximately 23,000 acres, situated on 13 separate properties in Texas and Oklahoma.

Equus Energy generated revenue of $552,000 and $1,758,000 during the three and nine months ended September 30, 2013, respectively. Revenue exceeded direct operating expenses by $320,000 and $874,000 for the three and nine months ended September 30, 2013, respectively. After factoring in depletion, depreciation, and amortization costs, as well as general and administrative costs, Equus Energy generated a net loss of $198,519 for the three months ended September 30, 2013 and a net loss of $328,816 for the nine months ended September 30, 2013.

Since the effective date of the acquisition of the well interests, Equus Energy has invested $509,036 in respect of three projects. Based on a reserve report, dated January 1, 2013, prepared by Lee Keeling & Associates, Inc. (a Tulsa-based oil & gas engineering firm), these projects have resulted in an estimated increase of 20,000 additional barrel of oil equivalents (“BOE”) to Equus Energy’s proven developed reserves. A fourth project, the recompletion of the EB Cope #6 well in the Conger Field, was commenced by Chevron in August 2013. Equus Energy’s required contribution for the recompletion was estimated by Chevron at $314,800. As of September 30, 2013, Equus Energy has incurred $117,396 in capital expenditures for this recompletion.

•	Orco Property Group (“OPG”). The Fund initially invested in the bonds of Orco Germany S.A., a controlled subsidiary of OPG, in 2011, in exchange for shares of the Fund’s common stock. These bonds were subsequently converted into 1,573,666 ordinary shares and €1.2 million in notes of OPG. In 2012, 1,500,000 of the OPG shares were sold for cash. To date, the Fund has received approximately $6.5 million in cash as a result of this transaction. The fair value of the OPG notes ($1.5 million) and the remaining 73,666 OPG shares ($0.2 million) increased by $75,218 to approximately $1.7 million during the third quarter of 2013, principally due to changes in the USD-EUR exchange rate.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.